EXHIBIT 6.3

January 19, 2026

Wund Healing Biopharmaceuticals, Inc.

8683 W. Sahara Avenue, Suite 280

Las Vegas, NV 89117

Daniel Montano, CEO

Zhittya Genesis Medicine, Inc.

3017 Carbondale Street

Las Vegas, NV 89135

Re: Granting Full Information Rights to Zhittya’s FGF-1 Drug Development Data

Dear Mr. Montano,

Wund Healing Biopharmaceuticals, Inc. (“Wund”) is requesting that Zhittya Genesis Medicine, Inc. (“Zhittya”) grant full information rights to Zhittya’s FGF-1 drug development data to Wund.

1. Data Access and Delivery.

The Grantor shall provide the Grantee with full and complete access to all Development Data, which includes but is not limited to:

●	Pre-clinical and Clinical Results: Raw data, analyzed results, and final reports from all trials.
●	Regulatory Communications: Copies of all filings, correspondence, and meeting minutes with the FDA, EMA, or other relevant health authorities.
●	CMC Information: Data regarding Chemistry, Manufacturing, and Controls, including stability studies and manufacturing logs.

2. Frequency and Inspection.

●	Regular Reporting: The Grantor shall provide written progress reports on an as-needed basis upon request.
●	Audit Rights: The Grantee shall have the right, upon reasonable notice, to inspect the Grantor's facilities and records to verify the accuracy of the Information.
●	Ad Hoc Updates: The Grantor must notify the Grantee within 48 hours of any "Material Development Event" (e.g., a clinical hold or unexpected serious adverse event).

3. Format and Interoperability.

All data shall be provided in a searchable, electronic format (e.g., a Secure File Transfer Protocol or a dedicated Virtual Data Room) and shall comply with standard industry formatting (such as CDISC standards for clinical data).

Sincerely,

/s/ John Laub

John Laub, CEO

Wund Healing Biopharmaceuticals, Inc.

Grant of Access to development drug data by Daniel C. Montano, CEO of Zhittya Genesis Medicine

/s/ Dan Montano	01.19.2026
Daniel Montano	Date